Exhibit 99.1
BANKUNITED, INC. REPORTS 2024 RESULTS

Miami Lakes, Fla. — January 22, 2025 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter and year ended December 31, 2024.
"We are very excited about the momentum we've generated and the improvement we've seen in the funding base and profitability profile of the Company over the course of 2024" said Rajinder Singh, Chairman, President and Chief Executive Officer.
For the quarter ended December 31, 2024, the Company reported net income of $69.3 million, or $0.91 per diluted share, compared to $61.5 million, or $0.81 per diluted share, for the immediately preceding quarter ended September 30, 2024 and $20.8 million, or $0.27 per diluted share, for the quarter ended December 31, 2023. For the year ended December 31, 2024, the Company reported net income of $232.5 million, or $3.08 per diluted share, compared to $178.7 million, or $2.38 per diluted share, for the year ended December 31, 2023. Results for the quarter and year ended December 31, 2023 were negatively impacted by a $35.4 million FDIC special assessment, pre-tax. This item reduced net income by $26.2 million and EPS by $0.35 for the quarter and year ended December 31, 2023.
Quarterly Highlights
We continue to execute on strategic priorities focused on improving core profitability. EPS, the net interest margin, ROAA and ROAE have improved notably since the fourth quarter of 2023, as well as for the year ended December 31, 2024 compared to the year ended December 31, 2023.
•The net interest margin, calculated on a tax-equivalent basis, expanded by 0.06% to 2.84% for the quarter ended December 31, 2024 from 2.78% for the immediately preceding quarter and by 0.24% from 2.60% for the comparable quarter of the prior year. Average non-interest bearing demand deposits ("NIDDA") for the quarter ended December 31, 2024 exceeded our expectations and we made outstanding progress reducing the cost of interest bearing deposits. For the year ended December 31, 2024, the net interest margin improved to 2.73% from 2.56% for the year ended December 31, 2023.
•The average cost of total deposits declined by 0.34% to 2.72% for the quarter ended December 31, 2024 from 3.06% for the immediately preceding quarter ended September 30, 2024, while the average cost of interest bearing deposits declined by 0.45% to 3.75% from 4.20% for those same comparable periods. The spot APY of total deposits declined to 2.63% at December 31, 2024 from 2.93% at September 30, 2024 while the spot APY of interest bearing deposits declined to 3.58% at December 31, 2024 from 4.01% at September 30, 2024.
•Average NIDDA grew by $173 million for the quarter ended December 31, 2024 compared to the immediately preceding quarter and by $648 million compared to the fourth quarter of 2023. On a point-to-point basis, NIDDA grew by $781 million for the year ended December 31, 2024 and was relatively flat, declining by only $19 million in spite of seasonal headwinds, for the fourth quarter of 2024. At December 31, 2024, NIDDA was 27% of total deposits.
•Wholesale funding, including FHLB advances and brokered deposits, declined by $346 million for the quarter ended December 31, 2024. For the year ended December 31, 2024, wholesale funding declined by $2.3 billion.
•Total deposits was relatively flat quarter over quarter, growing by $9.5 million for the quarter ended December 31, 2024. For the year ended December 31, 2024, total deposits grew by $1.3 billion; non-brokered deposits grew by $1.4 billion.
•Total loans declined by $101 million for the quarter ended December 31, 2024. The core CRE and C&I segments grew by $185 million and mortgage warehouse grew by $14 million. Consistent with our balance sheet strategy, the residential, franchise, equipment and municipal finance portfolios declined by a combined $299 million. For the year ended December 31, 2024, the core CRE and C&I segments grew by $470 million, mortgage warehouse grew by $153 million and the residential, franchise, equipment and municipal finance portfolios declined by a combined $959 million. The pace of C&I growth over the course of 2024 was impacted by an increased level of payoffs and rationalization of non-relationship credits.

•The loan to deposit ratio declined to 87.2% at December 31, 2024, from 87.6% at September 30, 2024 and 92.8% at December 31, 2023.
•Total criticized and classified commercial loans declined by $75.1 million for the quarter ended December 31, 2024, however, non-performing loans increased by $26.2 million, primarily related to one CRE office loan. The NPA ratio was 0.73%, including 0.10% related to the guaranteed portion of non-accrual SBA loans, at December 31, 2024 compared to 0.64%, including 0.10% related to the guaranteed portion of non-accrual SBA loans at September 30, 2024. The net charge-off ratio for the year ended December 31, 2024 was 0.16%.
•The ratio of the ACL to total loans was 0.92% at December 31, 2024; the ratio of the ACL to non-performing loans was 89.01%. The ACL to loans ratio for commercial portfolio sub-segments including C&I, CRE, franchise finance and equipment finance was 1.37% at December 31, 2024 and the ACL to loans ratio for CRE office loans was 2.30%.
•Our commercial real estate exposure totaled 26% of loans and 169% of the Bank's total risk based capital at December 31, 2024. By comparison, based on call report data as of September 30, 2024 (the most recent date available) for banks with between $10 billion and $100 billion in assets, the median level of CRE to total loans was 35% and the median level of CRE to total risk based capital was 222%.
•At December 31, 2024, the weighted average LTV of the CRE portfolio was 55.0%, the weighted average DSCR was 1.76, 54% of the portfolio was collateralized by properties located in Florida and 25% was collateralized by properties located in the New York tri-state area. For the office sub-segment, the weighted average LTV was 65.2%, the weighted average DSCR was 1.57, 57% was collateralized by properties in Florida, substantially all of which was suburban, and 23% was collateralized by properties located in the New York tri-state area.
•Our capital position is robust. At December 31, 2024, CET1 was 12.0% at a consolidated level. Pro-forma CET1, including accumulated other comprehensive income, was 10.9% at December 31, 2024. The ratio of tangible common equity to tangible assets increased to 7.8% at December 31, 2024.
•Book value and tangible book value per common share continued to grow, to $37.65 and $36.61, respectively, at December 31, 2024, compared to $37.56 and $36.52, respectively, at September 30, 2024, and $34.66 and $33.62, respectively at December 31, 2023.
Loans
Loan portfolio composition at the dates indicated follows (dollars in thousands):

	December 31, 2024		September 30, 2024		December 31, 2023
Core C&I and CRE sub-segments:
Non-owner occupied commercial real estate	$5,652,203	23.3%	$5,488,884	22.5%	$5,323,241	21.6%
Construction and land	561,989	2.3%	497,928	2.0%	495,992	2.0%
Owner occupied commercial real estate	1,941,004	8.0%	1,999,515	8.2%	1,935,743	7.9%
Commercial and industrial	7,042,222	28.9%	7,026,412	28.9%	6,971,981	28.3%
	15,197,418	62.5%	15,012,739	61.6%	14,726,957	59.8%
Franchise and equipment finance	213,477	0.9%	277,704	1.1%	380,347	1.5%
Pinnacle - municipal finance	720,661	3.0%	749,035	3.1%	884,690	3.6%
Mortgage warehouse lending ("MWL")	585,610	2.4%	571,783	2.3%	432,663	1.8%
Residential	7,580,814	31.2%	7,787,442	31.9%	8,209,027	33.3%
	$24,297,980	100.0%	$24,398,703	100.0%	$24,633,684	100.0%
For the quarter ended December 31, 2024, total loans declined by $101 million. The CRE portfolio grew by $227 million and MWL grew by $14 million while the C&I portfolio declined by $43 million. Consistent with our balance sheet strategy, residential loans declined by $207 million; the franchise, equipment, and municipal finance portfolios declined by an aggregate $93 million.

Asset Quality and the ACL
The following table presents information about the ACL at the dates indicated as well as net charge-off rates for the periods ended December 31, 2024, September 30, 2024 and December 31, 2023 (dollars in thousands):

	ACL	ACL to Total Loans	Commercial ACL to Commercial Loans(2)	ACL to Non-Performing Loans	Net Charge-offs to Average Loans (1)
December 31, 2023	$202,689	0.82%	1.29%	159.54%	0.09%
September 30, 2024	$228,249	0.94%	1.41%	101.68%	0.12%
December 31, 2024	$223,153	0.92%	1.37%	89.01%	0.16%

(1)    Annualized for the nine months ended September 30, 2024; ratios for December 31, 2024 and 2023 are annual net charge-off rates.
(2)    For purposes of this ratio, commercial loans includes the core C&I and CRE sub-segments as presented in the table above as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.
The decline in the ACL coverage ratios at December 31, 2024 as compared to the prior quarter-end is related to C&I charge-offs during the quarter, the majority of which were previously reserved for.
The ACL at December 31, 2024 represents management's estimate of lifetime expected credit losses given an assessment of historical data, current conditions, and a reasonable and supportable economic forecast as of the balance sheet date. For the quarter ended December 31, 2024, the provision for credit losses, including both funded and unfunded loan commitments, was $11.0 million, compared to $9.2 million for the immediately preceding quarter ended September 30, 2024 and $19.3 million for the quarter ended December 31, 2023. The most significant factor leading to the decrease in ACL for the quarter was net charge offs; this reduction was partially offset by increases in specific reserves, the impact of the economic forecast and an increase in qualitative overlays. Three C&I loans accounted for substantially all of the charge-offs for the quarter.
The following table summarizes the activity in the ACL for the periods indicated (in thousands):

	Three Months Ended			Years Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Beginning balance	$228,249	$225,698	$196,063	$202,689	$147,946
Impact of adoption of new accounting pronouncement (ASU 2022-02)	N/A	N/A	N/A	N/A	(1,794)
Balance after impact of adoption of ASU 2022-02	228,249	225,698	196,063	202,689	146,152
Provision	12,267	9,091	16,257	58,986	78,924
Net charge-offs	(17,363)	(6,540)	(9,631)	(38,522)	(22,387)
Ending balance	$223,153	$228,249	$202,689	$223,153	$202,689
As detailed in the following table, criticized and classified commercial loans declined by $75.1 million for the quarter ended December 31, 2024 (in thousands):

	December 31, 2024		September 30, 2024		December 31, 2023
	CRE	Total Commercial	CRE	Total Commercial	CRE	Total Commercial
Special mention	$58,771	$262,387	$145,338	$323,326	$97,552	$319,905
Substandard - accruing	633,614	894,754	587,097	932,746	390,724	711,266
Substandard - non-accruing	95,378	219,758	70,860	186,565	13,727	86,903
Doubtful	—	6,856	—	16,265	—	19,035
Total	$787,763	$1,383,755	$803,295	$1,458,902	$502,003	$1,137,109
Non-performing loans totaled $250.7 million or 1.03% of total loans at December 31, 2024, compared to $224.5 million or 0.92% of total loans at September 30, 2024. The increase in non-performing loans for the quarter ended December 31, 2024 related primarily to one CRE office loan. Non-performing loans included $34.3 million and $35.1 million of the guaranteed portion of SBA loans on non-accrual status, representing 0.14% of total loans at both December 31, 2024 and September 30, 2024.

Net Interest Income
Net interest income for the quarter ended December 31, 2024 was $239.3 million, compared to $234.1 million for the immediately preceding quarter ended September 30, 2024, and $217.2 million for the quarter ended December 31, 2023. Interest income decreased by $24.4 million for the quarter ended December 31, 2024, compared to the immediately preceding quarter, while interest expense decreased by $29.5 million.
The Company’s net interest margin, calculated on a tax-equivalent basis, increased by 0.06% to 2.84% for the quarter ended December 31, 2024, from 2.78% for the immediately preceding quarter ended September 30, 2024. Factors impacting the net interest margin for the quarter ended December 31, 2024 were:
•The average rate paid on interest bearing deposits declined to 3.75% for the quarter ended December 31, 2024, from 4.20% for the quarter ended September 30, 2024. This decline reflected initiatives taken to lower rates paid on deposits in response to declines in the Fed Funds rate and the re-pricing of term deposits.
•The average rate paid on FHLB advances declined to 3.82% for the quarter ended December 31, 2024, from 4.27% for the quarter ended September 30, 2024, reflecting the repayment or repricing of predominantly shorter term high rate advances.
•The tax-equivalent yield on loans declined to 5.60% for the quarter ended December 31, 2024, from 5.87% for the quarter ended September 30, 2024 reflecting the impact of declining market rates on the predominantly floating rate commercial portfolio.
•The tax-equivalent yield on investments declined to 5.31% for the quarter ended December 31, 2024, from 5.62% for the quarter ended September 30, 2024. This decrease resulted primarily from the reset of coupon rates on variable rate securities.
Overall, the reduction in cost of interest bearing liabilities outpaced the decline in the yield on interest earning assets.
Non-interest income and Non-interest expense
Lease financing: Declines in both lease financing income and depreciation of operating lease equipment for the year ended December 31, 2024 compared to the year ended December 31, 2023 corresponded with the reduction in the portfolio of operating lease equipment. Quarterly fluctuations in lease financing income may be caused by variability in residual income.
Other non-interest income: Year-over-year increases in other non-interest income include increases in loan related and syndication fees, commercial card revenue and income related to bank owned life insurance.
Employee compensation and benefits: Year-over-year increases in compensation relate to investments we are making in people to support future growth of the commercial business, regular merit increases, and increased variable compensation cost, related in part to an increase in the Company's stock price.
As discussed above, non-interest expense for the year and three months ended December 31, 2023 included a $35.4 million FDIC special assessment.
Railcar refurbishment costs of approximately $8 million that we had expected to incur in the fourth quarter of 2024 did not materialize, and are expected instead to occur in 2025.
Earnings Conference Call and Presentation
A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, January 22, 2025 with Chairman, President and Chief Executive Officer Rajinder P. Singh, Chief Financial Officer Leslie N. Lunak and Chief Operating Officer Thomas M. Cornish.
The earnings release and slides with supplemental information relating to the release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. Due to recent demand for conference call services, participants are encouraged to listen to the call via a live Internet webcast at https://ir.bankunited.com. To participate by telephone, participants will receive dial-in information and a unique PIN number upon completion of registration at https://register.vevent.com/register/BI3806d72590724f8daf0fcb6899fb73f4. For those unable to join the live event, an archived webcast will be available on the Investor Relations page at https://ir.bankunited.com approximately two hours following the live webcast.

About BankUnited, Inc.
BankUnited, Inc., with total assets of $35.2 billion at December 31, 2024, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida that provides a full range of banking and related services to individual and corporate customers through banking centers located in the state of Florida, the New York metropolitan area and Dallas, Texas, and a comprehensive suite of wholesale products to customers through an Atlanta office focused on the Southeast region. BankUnited also offers certain commercial lending and deposit products through national platforms. For additional information, call (877) 779-2265 or visit www.BankUnited.com. BankUnited can be found on Facebook at facebook.com/BankUnited.official, LinkedIn @BankUnited and on X @BankUnited.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” "forecasts" or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions, including (without limitation) those relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity, including as impacted by external circumstances outside the Company's direct control, such as but not limited to adverse events or conditions impacting the financial services industry. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are available at the SEC’s website (www.sec.gov).
Contact
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	December 31, 2024	September 30, 2024	December 31, 2023
ASSETS
Cash and due from banks:
Non-interest bearing	$12,078	$14,746	$14,945
Interest bearing	479,038	875,122	573,338
Cash and cash equivalents	491,116	889,868	588,283
Investment securities (including securities reported at fair value of $9,130,244, $9,109,860 and $8,867,354)	9,130,244	9,119,860	8,877,354
Non-marketable equity securities	206,297	237,172	310,084
Loans	24,297,980	24,398,703	24,633,684
Allowance for credit losses	(223,153)	(228,249)	(202,689)
Loans, net	24,074,827	24,170,454	24,430,995
Bank owned life insurance	284,570	306,313	318,459
Operating lease equipment, net	223,844	241,625	371,909
Goodwill	77,637	77,637	77,637
Other assets	753,207	741,816	786,886
Total assets	$35,241,742	$35,784,745	$35,761,607

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$7,616,182	$7,635,427	$6,835,236
Interest bearing	4,892,814	5,171,865	3,403,539
Savings and money market	11,055,418	10,324,697	11,135,708
Time	4,301,289	4,724,236	5,163,995
Total deposits	27,865,703	27,856,225	26,538,478
FHLB advances	2,930,000	3,580,000	5,115,000
Notes and other borrowings	708,553	708,694	708,973
Other liabilities	923,168	832,022	821,235
Total liabilities	32,427,424	32,976,941	33,183,686

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 74,748,370, 74,749,012 and 74,372,505 shares issued and outstanding	747	747	744
Paid-in capital	301,672	296,107	283,642
Retained earnings	2,796,440	2,749,314	2,650,956
Accumulated other comprehensive loss	(284,541)	(238,364)	(357,421)
Total stockholders' equity	2,814,318	2,807,804	2,577,921
Total liabilities and stockholders' equity	$35,241,742	$35,784,745	$35,761,607

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended			Years Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Interest income:
Loans	$336,816	$355,220	$346,255	$1,389,897	$1,318,217
Investment securities	121,872	127,907	125,993	497,666	488,212
Other	9,300	9,229	10,957	37,553	51,152
Total interest income	467,988	492,356	483,205	1,925,116	1,857,581
Interest expense:
Deposits	188,853	208,630	192,833	815,572	660,305
Borrowings	39,876	49,598	73,162	195,278	323,472
Total interest expense	228,729	258,228	265,995	1,010,850	983,777
Net interest income before provision for credit losses	239,259	234,128	217,210	914,266	873,804
Provision for credit losses	11,001	9,248	19,253	55,072	87,607
Net interest income after provision for credit losses	228,258	224,880	197,957	859,194	786,197
Non-interest income:
Deposit service charges and fees	4,988	5,016	5,201	20,226	20,906
Gain (loss) on investment securities, net	804	127	617	2,127	(10,052)
Lease financing	7,162	6,368	3,723	30,610	45,882
Other non-interest income	12,251	11,377	7,551	46,192	30,102
Total non-interest income	25,205	22,888	17,092	99,155	86,838
Non-interest expense:
Employee compensation and benefits	82,315	81,781	73,454	315,604	280,744
Occupancy and equipment	11,776	12,242	10,610	45,560	43,345
Deposit insurance expense	6,662	7,421	43,453	36,143	66,747
Professional fees	5,150	4,953	5,052	17,110	14,184
Technology	21,002	21,094	18,628	82,978	79,984
Depreciation of operating lease equipment	4,352	4,666	10,476	26,127	44,446
Other non-interest expense	29,215	32,425	29,190	118,478	106,501
Total non-interest expense	160,472	164,582	190,863	642,000	635,951
Income before income taxes	92,991	83,186	24,186	316,349	237,084
Provision for income taxes	23,689	21,734	3,374	83,882	58,413
Net income	$69,302	$61,452	$20,812	$232,467	$178,671
Earnings per common share, basic	$0.92	$0.82	$0.27	$3.10	$2.39
Earnings per common share, diluted	$0.91	$0.81	$0.27	$3.08	$2.38

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended December 31,			Three Months Ended September 30,			Three Months Ended December 31,
	2024			2024			2023
	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)	Average Balance	Interest (1)	Yield/ Rate (1)(2)
Assets:
Interest earning assets:
Loans	$24,152,602	$339,725	5.60%	$24,299,898	$358,259	5.87%	$24,416,013	$349,603	5.69%
Investment securities (3)	9,236,863	122,648	5.31%	9,171,185	128,762	5.62%	8,850,397	126,870	5.73%
Other interest earning assets	785,947	9,300	4.71%	722,366	9,229	5.08%	801,833	10,957	5.42%
Total interest earning assets	34,175,412	471,673	5.50%	34,193,449	496,250	5.79%	34,068,243	487,430	5.70%
Allowance for credit losses	(235,211)			(231,383)			(198,984)
Non-interest earning assets	1,405,129			1,444,410			1,715,795
Total assets	$35,345,330			$35,406,476			$35,585,054
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$5,045,860	$46,759	3.69%	$3,930,101	$37,294	3.78%	$3,433,216	$31,978	3.70%
Savings and money market deposits	10,462,295	93,912	3.57%	11,304,999	119,856	4.22%	10,287,945	104,188	4.02%
Time deposits	4,529,737	48,182	4.23%	4,524,215	51,480	4.53%	5,225,756	56,667	4.30%
Total interest bearing deposits	20,037,892	188,853	3.75%	19,759,315	208,630	4.20%	18,946,917	192,833	4.04%
FHLB advances	3,200,652	30,750	3.82%	3,766,630	40,471	4.27%	5,545,978	64,034	4.58%
Notes and other borrowings	708,689	9,126	5.15%	708,829	9,127	5.15%	711,073	9,128	5.13%
Total interest bearing liabilities	23,947,233	228,729	3.80%	24,234,774	258,228	4.24%	25,203,968	265,995	4.19%
Non-interest bearing demand deposits	7,557,267			7,384,721			6,909,027
Other non-interest bearing liabilities	995,789			1,009,157			903,099
Total liabilities	32,500,289			32,628,652			33,016,094
Stockholders' equity	2,845,041			2,777,824			2,568,960
Total liabilities and stockholders' equity	$35,345,330			$35,406,476			$35,585,054
Net interest income		$242,944			$238,022			$221,435
Interest rate spread			1.70%			1.55%			1.51%
Net interest margin			2.84%			2.78%			2.60%

(1)    On a tax-equivalent basis where applicable
(2)    Annualized
(3)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Years Ended December 31,
	2024			2023
	Average Balance	Interest (1)	Yield/ Rate (1)	Average Balance	Interest (1)	Yield/ Rate (1)
Assets:
Interest earning assets:
Loans	$24,269,787	$1,402,132	5.78%	$24,558,430	$1,331,578	5.42%
Investment securities (2)	9,064,521	501,006	5.53%	9,228,718	491,851	5.33%
Other interest earning assets	745,885	37,553	5.03%	986,186	51,152	5.19%
Total interest earning assets	34,080,193	1,940,691	5.69%	34,773,334	1,874,581	5.39%
Allowance for credit losses	(224,673)			(171,618)
Non-interest earning assets	1,502,205			1,749,981
Total assets	$35,357,725			$36,351,697
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$4,077,852	$152,809	3.75%	$2,905,968	$86,759	2.99%
Savings and money market deposits	11,043,510	451,352	4.09%	10,704,470	382,432	3.57%
Time deposits	4,757,675	211,411	4.44%	5,169,458	191,114	3.70%
Total interest bearing deposits	19,879,037	815,572	4.10%	18,779,896	660,305	3.52%
FHLB advances	3,823,579	158,750	4.15%	6,331,685	285,026	4.50%
Notes and other borrowings	709,422	36,528	5.15%	752,036	38,446	5.11%
Total interest bearing liabilities	24,412,038	1,010,850	4.14%	25,863,617	983,777	3.80%
Non-interest bearing demand deposits	7,239,161			7,091,029
Other non-interest bearing liabilities	968,163			848,023
Total liabilities	32,619,362			33,802,669
Stockholders' equity	2,738,363			2,549,028
Total liabilities and stockholders' equity	$35,357,725			$36,351,697
Net interest income		$929,841			$890,804
Interest rate spread			1.55%			1.59%
Net interest margin			2.73%			2.56%

(1)    On a tax-equivalent basis where applicable
(2)    At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share and per share amounts)

	Three Months Ended			Years Ended
c	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Basic earnings per common share:
Numerator:
Net income	$69,302	$61,452	$20,812	$232,467	$178,671
Distributed and undistributed earnings allocated to participating securities	(1,598)	(850)	(930)	(4,113)	(3,565)
Income allocated to common stockholders for basic earnings per common share	$67,704	$60,602	$19,882	$228,354	$175,106
Denominator:
Weighted average common shares outstanding	74,750,961	74,753,372	74,384,185	74,694,303	74,493,898
Less average unvested stock awards	(1,075,384)	(1,079,182)	(1,130,715)	(1,098,045)	(1,168,004)
Weighted average shares for basic earnings per common share	73,675,577	73,674,190	73,253,470	73,596,258	73,325,894
Basic earnings per common share	$0.92	$0.82	$0.27	$3.10	$2.39
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$67,704	$60,602	$19,882	$228,354	$175,106
Adjustment for earnings reallocated from participating securities	(198)	6	—	(402)	(275)
Income used in calculating diluted earnings per common share	$67,506	$60,608	$19,882	$227,952	$174,831
Denominator:
Weighted average shares for basic earnings per common share	73,675,577	73,674,190	73,253,470	73,596,258	73,325,894
Dilutive effect of certain share-based awards	616,913	817,866	203,123	382,043	197,441
Weighted average shares for diluted earnings per common share	74,292,490	74,492,056	73,456,593	73,978,301	73,523,335
Diluted earnings per common share	$0.91	$0.81	$0.27	$3.08	$2.38

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	At or for the Three Months Ended			At or for the Years Ended December 31,
	December 31, 2024	September 30, 2024	December 31, 2023	2024	2023
Financial ratios (4)
Return on average assets	0.78%	0.69%	0.23%	0.66%	0.49%
Return on average stockholders’ equity	9.7%	8.8%	3.2%	8.5%	7.0%
Net interest margin (3)	2.84%	2.78%	2.60%	2.73%	2.56%
Loans to deposits	87.2%	87.6%	92.8%	87.2%	92.8%
Tangible book value per common share	$36.61	$36.52	$33.62	$36.61	$33.62

	December 31, 2024	September 30, 2024	December 31, 2023
Asset quality ratios
Non-performing loans to total loans (1)(5)	1.03%	0.92%	0.52%
Non-performing assets to total assets (2)(5)	0.73%	0.64%	0.37%
Allowance for credit losses to total loans	0.92%	0.94%	0.82%
Allowance for credit losses to commercial loans (6)	1.37%	1.41%	1.29%
Allowance for credit losses to non-performing loans (1)(5)	89.01%	101.68%	159.54%
Net charge-offs to average loans(7)	0.16%	0.12%	0.09%

(1)    We define non-performing loans to include non-accrual loans and loans other than purchased credit deteriorated and government insured residential loans that are past due 90 days or more and still accruing. Contractually delinquent purchased credit deteriorated and government insured residential loans on which interest continues to be accrued are excluded from non-performing loans.
(2)    Non-performing assets include non-performing loans, OREO and other repossessed assets.
(3)    On a tax-equivalent basis.
(4)    Annualized for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023.
(5)    Non-performing loans and assets include the guaranteed portion of non-accrual SBA loans totaling $34.3 million or 0.14% of total loans and 0.10% of total assets at December 31, 2024, $35.1 million or 0.14% of total loans and 0.10% of total assets at September 30, 2024, and $41.8 million or 0.17% of total loans and 0.12% of total assets at December 31, 2023.
(6)    For purposes of this ratio, commercial loans includes the C&I and CRE sub-segments, as well as franchise and equipment finance. Due to their unique risk profiles, MWL and municipal finance are excluded from this ratio.
(7)    Annualized for the nine months ended September 30, 2024; ratios for December 31, 2024 and 2023 are annual net charge-off rates.

	December 31, 2024		September 30, 2024		December 31, 2023		Required to be Considered Well Capitalized
	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.	BankUnited, Inc.	BankUnited, N.A.
Capital ratios
Tier 1 leverage	8.5%	9.7%	8.3%	9.6%	7.9%	9.1%	5.0%
Common Equity Tier 1 ("CET1") risk-based capital	12.0%	13.7%	11.8%	13.6%	11.4%	13.1%	6.5%
Total risk-based capital	14.1%	14.6%	13.9%	14.6%	13.4%	13.9%	10.0%
Tangible Common Equity/Tangible Assets	7.8%	N/A	7.6%	N/A	7.0%	N/A	N/A

Non-GAAP Financial Measures
Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful basis for comparison to other financial institutions as it is a metric commonly used in the banking industry. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at the dates indicated (in thousands except share and per share data):

	December 31, 2024	September 30, 2024	December 31, 2023
Total stockholders’ equity	$2,814,318	$2,807,804	$2,577,921
Less: goodwill and other intangible assets	77,637	77,637	77,637
Tangible stockholders’ equity	$2,736,681	$2,730,167	$2,500,284

Common shares issued and outstanding	74,748,370	74,749,012	74,372,505

Book value per common share	$37.65	$37.56	$34.66

Tangible book value per common share	$36.61	$36.52	$33.62